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                                                                 Exhibit 4.14


                               AMENDMENT NO. 1 TO
               COMMON STOCK SUBSCRIPTION AND REPURCHASE AGREEMENT


   THIS AMENDMENT NO. 1 TO COMMON STOCK SUBSCRIPTION AND REPURCHASE AGREEMENT ("Amendment") is made and entered into as of ____________, by and between EDUCATION MANAGEMENT CORPORATION, a Pennsylvania corporation ("EMC"), and _____________ ("Management Stockholder").

                                  WITNESSETH:

   WHEREAS, EMC and Management Stockholder entered into that certain Common Stock Subscription and Repurchase Agreement dated as of September 13, 1991 (the "Agreement"); and

   WHEREAS, EMC and Management Stockholder desire to amend the Agreement in order to modify the Put and Call prices if the Management Stockholder's employment is terminated by EMC without cause (as defined in the Agreement).

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

   1. Definition of Senior Credit Agreement. The definition of "Senior Credit Agreement" in Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

       "'Senior Credit Agreement' means the Amended and Restated Credit Agreement dated as of March 16, 1995 among EMC, PNC Bank, National Association, and the other banks party thereto."

   2. Amendment of Section 10(d)(i). Section 10(d)(i) of the Agreement is hereby amended and restated in its entirety as follows:

       "(i) EMC's Call. Upon termination, prior to a Public Distribution, of your employment with EMC or any subsidiary thereof for any reason other than as a result of (A) your death, (B) Incapacity, (C) retirement having attained Normal Retirement Age, (D) your resignation or (E) a termination for Cause, then, in such event, EMC shall have the right, upon delivery of notice to you, for a period of 90 calendar days after the Date of Termination, to repurchase any


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   or all Shares owned by you.  If EMC so notifies you in accordance with
   Section 11 hereof of its determination to exercise such right, you shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in Section 12 hereof to EMC at a price equal to:

       (x) in the case of Shares acquired by you within the three-year period immediately preceding the Date of Termination, the product of (i) the lesser of (A) the Fair Market Value of each such Share as of the Date of Termination or (B) the Compound Adjusted Purchase Price and (ii) the number of such Shares so purchased; and

       (y) in the case of all other Shares owned by you, the product of (i) the Fair Market Value of each such Share as of the Date of Termination and (ii) the number of such Shares so purchased."

   3. Amendment of Section 12. Section 12 of the Amendment is hereby amended by adding, at the end thereof, new subsections (f) and (g) as follows:

       "(f) Notwithstanding anything herein contained to the contrary, in connection with the purchase of your Shares pursuant to Section 10(d)(ii) at the price specified in clause (y) of Section 10(d)(i), if the Fair Market Value of each such Share as of the Date of Termination exceeds the Compound Adjusted Purchase Price, then EMC may issue a Junior Subordinated Note (as defined below), in lieu of the cash consideration required by subsection (a) of this Section 12, for the portion of the purchase price for such Shares equal to the product of (i) the difference between (A) the Fair Market Value of each such Share as of the Date of Termination and (B) the Compound Adjusted Purchase Price and (ii) the number of Shares so purchased. As used in this subsection (f), "Junior Subordinated Note" means the junior subordinated promissory note issued by EMC for payment of a portion of the purchase price for Shares pursuant to this subsection (f), in the principal amount specified above, bearing interest on the unpaid principal amount from the date of issue of such note until such note is paid in full, payable quarterly on the first Business Day of each calendar quarter, at a fluctuating interest rate per annum (based on a year of 365 or 366 calendar days, as the case may be) equal to 1% per annum above the Prime Rate in effect from time to time (each change, if any, in such fluctuating interest rate to take effect simultaneously with the corresponding change in the


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  Prime Rate; provided, that such fluctuating interest rate shall at no time exceed 12% per annum), and the principal amount of which is payable on the date occurring three months following the latest of payment in full of all notes or other evidences of indebtedness issued pursuant to the existing Senior Credit Agreement or the existing Subordinated Credit Agreement (but not refinancings or extensions thereof).

       (g) EMC and each holder of a Junior Subordinated Note, by acceptance of such Junior Subordinated Note, covenant and agree that each such Junior Subordinated Note is and shall be subordinated in right of payment to the prior payment in full of all notes or other evidences of indebtedness issued pursuant to the existing Senior Credit Agreement and the existing Subordinated Credit Agreement (but not refinancings or extensions thereof)."

   4. No Other Amendments. Except as expressly amended by this Amendment, the Agreement, and each and every representation, warranty, covenant, term and condition therein, are hereby specifically ratified and confirmed.

   5. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

   6. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

   IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                                        EDUCATION MANAGEMENT CORPORATION


                                        By: ___________________________________
                                            Robert T. McDowell,
                                            Senior Vice President &
                                            Chief Financial Officer


WITNESS:                                Management Stockholder:


_____________________________           _______________________________________
                                        Signature


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